Exhibit 99.1

For Immediate Release	Contact:	Investor Relations at
Janel World Trade
(404) 261-1196

Janel CORPORATION REPORTS FISCAL SECOND quarter AND YEAR-TO-DATE 2015 RESULTS

LYNBROOK, NY – May 15, 2015 -- Janel Corporation (OTCQB: JLWTD to be changed to JANL), a full-service global provider of integrated transportation logistics, announced today the financial results for its second quarter ended March 31, 2015.

Advisory Note

All current and prior year share and per share amounts have been adjusted to reflect the one-for-fifty reverse stock split effected on April 21, 2015.

Second Quarter 2015 Results

For the three months ended March 31, 2015, Janel reported revenue of $14,798,958 an increase of $3,910,361 or 35.9% compared to the three months ended March 31, 2014.

For the three months ended March 31, 2015 the Company reported a loss from continuing operations before income taxes of ($40,413) compared to the prior year reported loss from continuing operations before income taxes of ($26,823).

For the three months ended March 31, 2015 and after losses from discontinued operations the Company reported a net loss of ($107,657) compared to the prior year reported net loss of $(40,376). Included in these results are losses associated with discontinued operations of $(63,244) and ($13,553) for the three months ended March 31, 2015 and 2014, respectively. Net loss available to common shareholders (following preferred stock dividends) for the three months ended March 31, 2015 and 2014 was ($167,349) or ($0.28) per fully diluted share and ($44,126) or ($0.08) per fully diluted share, respectively.

Year-to-date 2015 Results

For the six months ended March 31, 2015, Janel reported revenue of $30,531,273 an increase of $8,804,979 or 40.5% compared to the six months ended March 31, 2014.

For the six months ended March 31, 2015 the Company reported a loss from continuing operations before income taxes of ($3,643) compared to the prior year reported loss from continuing operations before income taxes of ($273,102).

For the six months ended March 31, 2015 and after losses from discontinued operations the Company reported a net loss of ($93,994) compared to the prior year reported net loss of $(303,032). Included in these results are losses associated with discontinued operations of $(82,351) and ($24,930) for the six months ended March 31, 2015 and 2014, respectively. Also included in the 2014 period results was a one-time non-cash charge of $237,492 for the issuance of stock options.  Net loss available to common shareholders (following preferred stock dividends) for the six months ended March 31, 2015 and 2014 was ($214,621) or ($0.37) per fully diluted share and ($310,532) or ($0.55) per fully diluted share, respectively.

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel Corporation

Janel Corporation is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, Atlanta and Philadelphia) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel Corporation's headquarters is located in Lynbrook, New York and its common stock is listed on the OTCQB Bulletin Board under the symbol "JANL". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel Corporation

(718) 527-3800

IR@janelgroup.net

JANEL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 31,		March 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$14,798,958	$10,888,597	$30,531,273	$21,726,294
COST AND EXPENSES:
Forwarding expenses	12,198,414	9,342,994	25,342,092	18,648,933
Selling, general and administrative	2,427,627	1,546,173	4,778,448	3,295,842
Depreciation and amortization	79,852	3,817	157,701	7,589
TOTAL COSTS AND EXPENSES	14,705,893	10,892,984	30,278,241	21,952,364

OPERATING INCOME (LOSS)	93,065	(4,387)	253,032	(226,070)
OTHER ITEMS:
Interest expense, net of interest and dividend income	(133,478)	(22,436)	(256,675)	(47,032)
TOTAL OTHER ITEMS	(133,478)	(22,436)	(256,675)	(47,032)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(40,413)	(26,823)	(3,643)	(273,102)
Income taxes	4,000	-	8,000	5,000
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$(44,413)	$(26,823)	$(11,643)	$(278,102)
Loss from discontinued operations, net of taxes	(63,244)	(13,553)	(82,351)	(24,930)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$(107,657)	$(40,376)	$(93,994)	$(303,032)
Preferred stock dividends	59,692	3,750	120,627	7,500
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(167,349)	$(44,126)	$(214,621)	$(310,532)

(Loss) per share from continuing operations:
Basic	$(0.08)	$(0.05)	$(0.02)	$(0.53)
Diluted	$(0.08)	$(0.05)	$(0.02)	$(0.50)
(Loss) per share from discontinued operations:
Basic	$(0.11)	$(0.02)	$(0.15)	$(0.05)
Diluted	$(0.11)	$(0.02)	$(0.14)	$(0.04)
Net (loss) per share available to common shareholders:
Basic	$(0.30)	$(0.08)	$(0.39)	$(0.59)
Diluted	$(0.28)	$(0.08)	$(0.37)	$(0.55)

Basic weighted average number of shares outstanding	556,236	554,204	555,209	528,845
Fully diluted weighted average number of shares outstanding	588,941	586,909	587,914	561,550

See notes to these consolidated financial statements included in the Company's Form 10-Q

JANEL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2015	September 30, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$190,434	$664,620
Accounts receivable, net of allowance for doubtful accounts of
$161,552 at March 31, 2015 and $157,999 at September 30, 2014	8,970,735	8,563,522
Prepaid expenses and sundry current assets	160,265	221,398
TOTAL CURRENT ASSETS	9,321,434	9,449,540
PROPERTY AND EQUIPMENT, NET	77,625	16,650
OTHER ASSETS:
Intangible assets, net	7,001,462	7,171,625
Security deposits	99,658	76,720
TOTAL OTHER ASSETS	7,101,120	7,248,345
TOTAL ASSETS	$16,500,179	$16,714,535
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$4,338,292	$4,003,385
Accounts payable - trade	7,449,409	8,037,086
Accrued expenses and other current liabilities	493,791	314,889
Current portion of long-term debt - related party, net of imputed interest
of $18,675 and $32,932, respectively	481,325	467,068
TOTAL CURRENT LIABILITIES	12,762,817	12,822,428
LONG-TERM DEBT - related party, net of imputed interest of imputed
interest of $108,228 and $134,596, respectively	891,772	865,404
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	970,340	943,972
STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred Stock, $0.001 par value; 100,000 shares authorized:
Series A; 20,000 shares authorized; 20,000 and 20,000 shares
issued and outstanding, respectively	20	20
Series B; 5,700 shares authorized; 1,271 and 1,271 shares
issued and outstanding, respectively	2	2
Series C; 7,000 shares authorized; 5,500 shares issued and 5,500
shares issued and outstanding, respectively	6	6
Common Stock, $0.001 par value; 4,500,000 shares authorized;
559,926 and 554,211 shares issued and outstanding, respectively	560	554
Paid-in Capital	8,341,463	8,307,961
Retained earnings (deficit)	(5,575,029)	(5,360,408)
STOCKHOLDERS' EQUITY	2,767,022	2,948,135
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,500,179	$16,714,535

See notes to these consolidated financial statements included in the Company's Form 10-Q